Exhibit 99.1

Tenet Announces Completion of its Private Offering of

Senior Secured Second Lien Notes

DALLAS – December 1, 2016 – Tenet Healthcare Corporation (NYSE: THC) has completed its previously announced private offering of $750 million aggregate principal amount of senior secured second lien notes maturing in 2022 (the “notes”). The net proceeds of the notes will be used, after payment of fees and expenses, to repay indebtedness outstanding under Tenet’s senior secured revolving credit facility and for general corporate purposes.

This news release is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Tenet Healthcare

Tenet Healthcare Corporation is a diversified healthcare services company with 130,000 employees united around a common mission: to help people live happier, healthier lives. Through its subsidiaries, partnerships and joint ventures, including United Surgical Partners International, the company operates 79 general acute care hospitals, 20 short-stay surgical hospitals and approximately 470 outpatient centers in the United States, as well as nine facilities in the United Kingdom. Tenet’s Conifer Health Solutions subsidiary provides technology-enabled performance improvement and health management solutions to hospitals, health systems, integrated delivery networks, physician groups, self-insured organizations and health plans. For more information, please visit www.tenethealth.com.

The terms “THC”, “Tenet Healthcare Corporation”, “Tenet”, “the company”, “we”, “us” or “our” refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

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Corporate Communications Charles Nicolas 469-893-2640 mediarelations@tenethealth.com	Investor Relations Brendan Strong 469-893-6992 investorrelations@tenethealth.com

This release contains “forward-looking statements” – that is, statements that relate to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “assume,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, but are not limited to, uncertainties about the closing of the offering, the expected use of proceeds and the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2015, Form 10-Q for the quarterly period ended September 30, 2016 and other filings with the Securities and Exchange Commission. Among other things, these factors include the potentially heightened risk of repeal, modification or other material change in the Patient Protection and Affordable Care Act following the outcome of recent Presidential and Congressional elections.

Tenet uses its company website to provide important information to investors about the company including the posting of important announcements regarding financial performance and corporate developments.